                                                                 EXHIBIT 10.8(B)

                                   AGREEMENT
                                   ---------


          AGREEMENT made as of the 16th day of November 1998 by and between Norton McNaughton of Squire, Inc., a New York corporation (the "Company"), and Sanford Greenberg ("Greenberg").

W I T N E S S E T H:
- - - - - - - - - -

          WHEREAS, Greenberg and the Company are parties to the Amended and Restated Employment Agreement dated as of November 4, 1995, with a termination date of November 5, 1999 (the "Employment Agreement");

          WHEREAS, the Employment Agreement, as originally executed, provided for an annual base salary payable at the rate of $62,500 per month and an extension bonus payable at the rate of $12,391.08 per month;

          WHEREAS, during 1998, the parties agreed to reduce the aggregate monthly payments of salary and extension bonus payable under the Employment Agreement from $74,891.08 to $62,833.33, which reduction the parties hereto hereby ratify and confirm through the existing Term (as defined in the Employment Agreement); and

          WHEREAS, the parties have agreed to enter into this Agreement for the purposes hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Consulting Agreement.
               --------------------

          1.1 In the event that (i) Greenberg shall remain in the employ of the Company on November 5, 1999 and (ii) on or prior to November 5, 1999 the Company shall have not offered to Greenberg to extend the Term (as defined in the Employment Agreement) of the Employment Agreement for at least one year and otherwise on the terms and conditions set forth in the Employment Agreement as then in effect then, subject to Section 8 hereof, the Company hereby agrees to retain Greenberg to provide consulting and advisory services on a project-by-project basis to the Company during the period commencing on November 6, 1999 and terminating on October 31, 2001 (the "Consulting Term"). During the Consulting Term, Greenberg shall provide such consulting and advisory services to the Company as may be agreed to between Greenberg and the Board of Directors of the Company. Unless a greater amount of time is agreed to by Greenberg, Greenberg shall devote up to 15 hours per week to the mutually agreed upon consulting and advisory services, if any, hereunder, provided that, to the extent feasible, such services may be conducted telephonically outside of the Company's offices and Greenberg's performance of such duties and responsibilities does not materially interfere with any obligations of Greenberg to provide services to any activity or business venture which is not in violation of Section 9 of the Employment Agreement. Subject to subsection 1.2 hereof, during the Consulting Term, in consideration of the performance by Greenberg of services set forth herein, the Company shall pay Greenberg, and Greenberg shall accept, a consulting fee (the "Fee") (payable on the 15/th/ day of each month for the month in which the payment occurs) in an amount per month equal to either (a) in the event that the Employment Agreement is not amended after the date hereof to adjust the salary and/or extension bonus payable thereunder, $74,891.08 (i.e., $898,692.96 annually) or (b) in the event that the Employment Agreement is amended by the Company and Greenberg after the date hereof to adjust the salary and/or extension bonus thereunder, the aggregate monthly consideration payable to Greenberg by the Company under the Employment Agreement as so amended.

          1.2 In the event of the death of Greenberg during the Consulting Term, the Company shall continue to pay the Fee to the estate or other legal representative of Greenberg in accordance with the terms hereof, all notwithstanding the death of Greenberg. Rights and benefits of the estate or other legal representative of Greenberg under the benefit plans and programs of the Company, if applicable to Greenberg, shall be continued subject to the provisions of such plans and programs. Except as aforesaid, in the event of the death of Greenberg during the Consulting Term, neither the estate or other legal representative of Greenberg nor the Company shall have any further rights or obligations under this Agreement.

          1.3 Greenberg shall perform his duties and responsibilities during the Consulting Term as an independent contractor. Nothing herein shall be deemed to create a partnership, joint venture or employment relationship between Greenberg and the Company during the Consulting Term or thereafter. Anything to the contrary herein notwithstanding, all payments required to be made by the Company hereunder shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

          2.   Medical Insurance.  Subject to Section 8 hereof, for the period
               -----------------
commencing on the termination of the Employment Agreement (for reasons other than Due Cause (as hereinafter defined)) until the death of Greenberg, the Company agrees, at its expense, to provide Greenberg and Greenberg's wife and his children under age 20 or under age 24 if such children are full-time students with coverage under the medical plans of the Company on the same terms and conditions (including the same Company-paid portions) that coverage is generally available to employees of the Company. In the event that the Company is unable to provide the coverage set forth in the preceding sentence during any month as a result of (a) a change of law or regulation which restricts the provision of coverage for persons who are not employees of the Company, (b) the failure by the Company's insurance carrier or plan to provide coverage for persons who are not employees of the Company or (c) a change in the cost of such coverage such that the cost to the Company to provide such coverage for any monthly period exceeds the amount set forth on Exhibit A hereto under the column labeled "Monthly Premium", the Company shall not be obligated to provide such coverage under its medical plans and shall reimburse Greenberg for any premiums paid by Greenberg for comparable medical coverage. Such reimbursement shall not exceed the amount set forth on Exhibit A hereto under the column labeled "Monthly Premium" for any monthly period.

          3.   Split Dollar Insurance.  Notwithstanding Section 8 of the Split
               ----------------------
Dollar Agreement (the "Split Dollar Agreement") dated as of March 8, 1994 by and among the Company, Greenberg and Jay Greenberg, as trustee of a trust established under a trust agreement between Sanford Greenberg, as settlor, and Jay Greenberg, as trustee, subject to Section 8 hereof and except in the event that Greenberg's employment under the Employment Agreement is terminated for Due Cause, until the death of Greenberg, the Company agrees to continue to pay premiums on the Policy (as defined in the Split Dollar Agreement) until payment of the twentieth annual Policy premium, subject to the other terms and provisions of the Split Dollar Agreement.

          4.   Life Insurance.  The parties acknowledge and agree that the
               --------------
Company is currently providing Greenberg with the benefits of a $2 million life insurance policy. Subject to Section 8 hereof, for the period commencing on the termination of the Employment Agreement (for reasons other than Due Cause) until the death of Greenberg, the Company agrees, at its expense, to continue to provide to Greenberg such life insurance benefits.

          5.   Loan Forgiveness.  In the event that the Company agrees to
               ----------------
forgive certain loans made to each of Jay Greenberg, Howard Greenberg, Norton Sperling and Andrew Miller pursuant to each of their respective Third Amended and Restated Non-Negotiable Limited Recourse Promissory Notes dated March 27, 1995 and payable to the Company, subject to Section 8 hereof and except in the event that Greenberg's employment under the Employment Agreement is terminated for Due Cause, the Company shall forgive the loan (the "Loan") made to Greenberg pursuant to his Third Amended and Restated Non-Negotiable Limited Recourse Promissory Note dated March 27, 1995 (the "Note") and payable to the Company.

          6.   Registration Rights.
               -------------------

          6.1 Subject to Section 8 hereof, in the event that, at any time or from time to time, except in the event that Greenberg's employment under the Employment Agreement is terminated for Due Cause, Norton McNaughton, Inc., a Delaware corporation (the "Parent"), proposes to register any shares of common stock (the "Common Stock"), under the Securities Act of 1933 (the "Securities Act") other than pursuant to a registration statement on Forms S-4 or S-8, or any successor to such Forms, for the purpose of the sale or other transfer of such shares of Common Stock by either Sanford Greenberg or Norton Sperling or both (the "Registration Shares"), the Parent shall deliver to Greenberg at least twenty (20) days prior to the filing of the registration statement with respect to the Registration Shares, a written notice (a "Registration Notice") of its intention so to register the Registration Shares.

          6.2 In the event that a Registration Notice shall have been so delivered, Greenberg, at his election, may deliver to the Parent a written notice (a "Response") (i) specifying the number of shares of Common Stock (together with the Registration Shares, the "Supplemental Registration Shares") proposed to be sold or otherwise transferred by Greenberg, (ii) describing the proposed manner of sale or other transfer thereof and (iii) requesting the registration thereof under the Securities Act; provided, however, that a Response shall be so delivered by Greenberg, if at all, not more than fifteen
(15) days after the date of delivery to Greenberg of a Registration Notice.

          6.3 From and after receipt of a Response, the Parent shall use its reasonable best efforts to cause the Supplemental Registration Shares specified in such Response to be registered under the Securities Act and to effect and to comply with all such qualifications, compliances and requirements as may be necessary to permit the sale or other transfer of such Supplemental Registration Shares, in the manner described in such Response, without limitation, qualifications under the applicable Blue Sky or other state securities laws (provided that the Parent shall not be required in connection therewith to qualify as a foreign corporation or to execute general consent to service of process in any state); provided, however, that if (i) in the case of an underwritten public offering of securities, the managing underwriter shall advise the Parent in writing that the inclusion of some or all of such Supplemental Registration Shares would, in such managing underwriter's opinion, materially interfere with the proposed distribution of any securities to be issued by the Parent in respect of which registration was originally to be effected or would materially interfere with the proposed distribution of all the Supplemental Registration Shares, then the Parent may, upon written notice to Greenberg, allocate the Supplemental Registration Shares to be included in the registration statement (if and to the extent such allocation is certified by the managing underwriter as necessary to eliminate such interference) pro rata among the holders thereof (including Greenberg) on the basis of the number of shares of Common Stock at the time owned by such holders or (ii) any firm of counsel representing the Parent in connection with such registration shall advise the Parent and Greenberg in writing that in its opinion one or more of the steps contemplated hereby is not necessary to permit the sale of the Registration Shares in a transaction constituting a public offering within the meaning of the Securities Act, then the Parent shall not be required to take any action with respect to such step or steps.

          7.   Resignations.  Effective upon the termination of the Term (as
               ------------
defined in the Employment Agreement) of the Employment Agreement, Greenberg shall hereby be deemed to have resigned (i) as an officer of the Company, of its parent corporation and of each of the subsidiaries of such parent corporation and of the Company and (ii) as a director of the Company and of each of the subsidiaries of such parent corporation and of the Company.

          8.   Termination and Suspension.  (a) Notwithstanding anything to the
               --------------------------
contrary contained herein, the agreements and obligations of the Company set forth in this Agreement may be terminated at any time during the Consulting Term or thereafter for Due Cause (as defined below) by notice from the Company to Greenberg (the "Due Cause Notice"). In the event of such termination, the Company shall pay to Greenberg the Fee, if any, accrued to the date of termination and not theretofore paid to Greenberg. Rights and benefits of Greenberg under the benefit plans and programs of the Company, if applicable to Greenberg, shall be continued subject to the provisions of such plans and programs. After satisfaction of any claim of the Company against Greenberg arising from such Due Cause, following the date of the Due Cause Notice, neither Greenberg nor the Company shall have any rights or obligations under this Agreement, provided that nothing herein shall affect Greenberg's obligations under the Employment Agreement, including without limitation, Sections 7, 8, 9 and 10 thereof (including after the termination of the Term (as defined in the Employment Agreement)). For purposes hereof, "Due Cause" shall (i) have the meaning set forth in the Employment Agreement and (ii) in addition, mean the entry of a plea of nolo contendere by Greenberg to any felony.

          (b) Notwithstanding anything to the contrary contained herein, the agreements and obligations of the Company set forth in this Agreement may be suspended (but not terminated; any termination to be governed by Section 8(a) hereof) at any time during the Consulting Term (during which suspension the Fee otherwise payable shall accrue, but not past the end of the Consulting Term) or thereafter for Good Reason (as defined below) by notice to Greenberg by the Company (the "Good Reason Notice"). In the event of such suspension, the Company shall pay to Greenberg the Fee, if any, accrued to the date of the suspension and not theretofore paid to Greenberg. Rights and benefits to Greenberg under the benefit plans and programs of the Company, if applicable to Greenberg, shall thereafter be determined in accordance with the provisions of such plans and programs. Following the date of the Good Reason Notice, neither Greenberg nor the Company shall have any rights or obligations under this Agreement until such time as the Good Reason shall cease to exist, provided that nothing herein shall affect Greenberg's obligations under the Employment Agreement, including without limitation, Sections 7, 8, 9 and 10 thereof (including after the termination of the Term (as defined in the Employment Agreement)) and nothing herein shall limit or otherwise affect the Company's rights under Section 8(a) hereof. Notwithstanding the foregoing, in the event that a Good Reason Notice shall have been given as a result of an Investigation (as defined below) and within 18 months from the date of such Good Reason Notice neither an Indictment (as defined below) nor Due Cause shall exist, then any Fee which shall have accrued during the suspension period pursuant to this clause
(b) (but not past the end of the Consulting Term) shall be paid at the end of such suspension period. For purposes hereof, "Good Reason" shall mean the conduct by a Federal, state or local governmental agency, court or other judicial body of a criminal investigation of the activities of Greenberg (an "Investigation") or the indictment of Greenberg for a felony ("Indictment").

          9.   Successors and Assigns.  Greenberg may not assign this Agreement
               ----------------------
or any part thereof without the prior written consent of a majority of the Board of Directors of the Company(other than Greenberg if he is a member of the Board of Directors at the time); provided, however, that nothing herein shall preclude one or more beneficiaries of Greenberg from receiving any benefits set forth in this Agreement following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such benefits or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean the legal representative of Greenberg (in the event of his incompetency) or Greenberg's estate.

          10.  Governing Law.  This Agreement shall be deemed a contract made
               -------------
under, and for all purposes shall be construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within such State.

          11.  Entire Agreement.  This Agreement contains all the understandings
               ----------------
and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto. Notwithstanding anything to the contrary contained herein, except as expressly set forth herein, nothing herein shall or be deemed to amend, modify or waive any provision of the Employment Agreement, which Employment Agreement is hereby ratified and confirmed in all respects, including without limitation, Sections 7, 8, 9 and 10 thereof.

          12.  Modification and Amendment; Waiver.  The provisions of this
               ----------------------------------
Agreement may be modified, amended or waived, but only upon the written consent of the party against whom enforcement of such modification, amendment or waiver is sought and then such modification, amendment or waiver shall be effective only to the extent set forth in such writing. No delay or failure on the part of any party hereto in exercising any right, power or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

          13.  Notices.  All notices, requests or instructions hereunder shall
               -------
be in writing and delivered personally, sent by telecopier or sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

          If to the Company:

               Norton McNaughton of Squire, Inc.
               463 Seventh Avenue
               New York, New York 10018
               Attention:  President
               Telecopy No.:  (212) 868-1013
               Telephone No.:  (212) 947-2960

          If to Greenberg:

               Sandy Greenberg
               21 Koenig Drive
               Oyster Bay Cove, New York 11771
               Telephone No.:  (516) 922-3917

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and three business days after the date of mailing, if mailed.

          14.  Severability.  Should any provision of this Agreement be held by
               ------------
a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

          15.  Survivorship.  The respective rights and obligations of the
               ------------
parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          16.  Expenses.  Each of the parties hereto shall bear his or its own
               --------
costs and expenses, including attorneys' fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby.

          17.  Titles.  Titles of the sections of this Agreement are intended
               ------
solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

          18.  Counterparts.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                       *               *               *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                         NORTON MCNAUGHTON OF SQUIRE, INC.

                         By:_______________________________

                           Name:   Peter Boneparth
                           Title:  President


                         __________________________________
                         Name:  Sanford Greenberg

                                                                       EXHIBIT A
                                                                       ---------

                MEDICAL INSURANCE PREMIUMS TO SANFORD GREENBERG
                   IF COMPANY IS UNABLE TO PROVIDE COVERAGE
                -----------------------------------------------

        Fiscal Period
------------------------------
  Beginning         Ended              Annual           Monthly
   Nov. 1:         Oct. 31:           Premium           Premium
------------------------------------------------------------------
     1999            2000           $ 7,200.00         $  600.00
     2000            2001             7,560.00            630.00
     2001            2002             7,938.00            661.50
     2002            2003             8,334.90            694.58
     2003            2004             8,751.64            729.30
     2004            2005             9,189.23            765.77
     2005            2006             9,648.69            804.06
     2006            2007            10,131.12            844.26
     2007            2008            10,637.68            886.47
     2008            2009            11,169.56            930.80
     2009            2010            11,728.04            977.34
     2010            2011            12,314.44          1,026.20
     2011            2012            12,930.17          1,077.51
     2012            2013            13,576.67          1,131.39
     2013            2014            14,255.51          1,187.96
     2014            2015            14,968.28          1,247.36
     2015            2016            15,716.70          1,309.72
     2016            2017            15,502.53          1,375.21
     2017            2018            17,327.66          1,443.97
     2018            2019            18,194.04          1,516.17
     2019            2020            19,103.74          1,591.98
     2020            2021            20,058.93          1,671.58
     2021            2022            21,061.88          1,755.16
     2022            2023            22,114.97          1,842.91
     2023            2024            23,220.72          1,935.06
     2024            2025            24,381.76          2,031.81
     2025            2026            25,600.84          2,133.40
     2026            2027            26,880.89          2,240.07
     2027            2028            28,224.93          2,352.08
     2028            2029            29,636.18          2,469.68
     2029            2030            31,117.99          2,593.17
     2030            2031            32,673.88          2,722.82
     2031            2032            34,307.58          2,858.96
     2032            2033            36,022.96          3,001.91
     2033            2034            37,824.11          3,152.01
     2034            2035            39,715.31          3,309.61
     2035            2036            41,701.08          3,475.09
     2036            2037            43,786.13          3,648.84
     2037            2038            45,975.44          3,831.29
     2038            2039            48,274.21          4,022.85
     2039            2040            50,687.92          4,223.99
     2040            2041            53,222.31          4,435.19
     2041            2042            55,883.43          4,656.95
     2042            2043            58,677.60          4,889.80
     2043            2044            61,611.48          5,134.29
     2044            2045            64,692.06          5,391.00
     2045            2046            67,926.66          5,660.55
     2046            2047            71,322.99          5,943.58
     2047            2048            74,889.14          6,240.76
     2048            2049            78,633.60          6,552.80
     2049            2050            82,565.28          6,880.44
     2050            2051            86,693.54          7,224.46